Exhibit 99.1

CHINA AUTO LOGISTICS INC. Stock Symbol CALI

Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461

Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics (CALI) Receives Extension From The Depository Trust Company (DTC) For Submission of a Response to DTC’s Planned “Global Lock”

TIANJIN, CHINA--(August 8, 2014) - China Auto Logistics Inc. (the "Company" or "CALI") (NASDAQ: CALI), a top seller in China of luxury imported automobiles, a leading provider of auto-related services and a soon to be entrant in used car sales in China, reported today it has received an extension until September 12, 2014 to respond to the Depository Trust Company’s (“DTC”) determination to suspend all book entry services provided to DTC participants with respect to CALI’s shares (the “Global Lock”). Initially, the Company was given until August 13, 2014 to respond. The Company said it has retained the law firm of Sichenzia Ross Friedman Ference (SRFF) on this matter which requested additional time to review records and prepare a response to DTC.

Mr. Tong Shiping, Chairman and CEO of the Company, stated, “We remain staunchly opposed to DTC’s harmful decision to impose a ‘global lock’ on CALI shares, particularly in view of the fact that the Company has not been accused of any wrongdoing, and current shareholders of CALI are far removed from the purported actions of the individuals alleged by the SEC to have traded the shares illegally in the past.”

A Bright Future

Mr. Tong added, “Further, as reflected in recent actions we’ve taken - - including an acquisition which we believe will help us become a major player in China’s rapidly growing used car market, and a cooperation framework agreement announced this week which we think will dramatically expand our luxury imported vehicles sales and services businesses - - we see a bright future ahead that our patient shareholders deserve to be the beneficiaries of. We intend to do everything we can to help ensure this is the case.”

Determined to Stay the Course

Mr. Tong stated further, “While several other China-based companies sadly have responded to the challenges of being listed in the U.S. by dropping out, we are determined to stay the course, which we firmly believe is in the best interests of the Company and its shareholders.”

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles. It also provides a growing variety of "one stop" automobile related services such as short term dealer financing. Additionally, in November, 2013, it acquired the owner and operator of the 26,000 square meter Airport International Automall in Tianjin for $91.4 million, with plans to develop it, among other things, as the flagship site for a used car business, with Car King (China) Used Car Trading Co., Ltd.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727